Exhibit 11.5

CONSENT OF EXPERT

To:

Baja Mining Corp., (the “Company”)

I, John Wyche, MAusIMM, PhD., do hereby consent to the filing of the written disclosure of the technical report titled, “Baja Mining Corp. – A Preliminary Assessment of the El Boleo Copper Cobalt Project”, of the El Boleo Project located in Santa Rosalia, Baja California Sur, Mexico and dated August 12, 2005 (the “Technical Report”) and any extracts from or a summary of the Technical Report in the Registration Statement on Form 20-F/R (Amendment Number 2) dated December 8, 2006 (the “Registration”) of the Company, and to the filing of the Technical Report with United States Securities and Exchange Commission.

I also consent to the use of my name in the Registration Statement.

Dated this 8th day of December, 2006.

By: